Rule 424 (b) (3)
Registration No. 333-87793

PRICING SUPPLEMENT NO. 2691 DATED June 26, 2000
TO PROSPECTUS SUPPLEMENTAL DATED October 8, 1999
AND BASE PROSPECTUS DATED October 7, 1999

Issuer:	National Rural Utilities CFC

Principal Amount:	$1,000,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	06/29/00

Maturity Date:	04/16/01

Interest Rate:	7.16% per annum

Record Dates:	Each January 1 and July 1

Interest Payment Dates:	Each January 15 and July 15

Redeemable Date:	None

Agents Commission:	None

Form of Note:	Certificated
(Book-Entry or Certificated)

Other Terms:	None

Medium-Term Notes, Series C may be issued by the Company in an aggregate principal amount of up to
$8,050,000,000 and, to date, including this offering, an aggregate of $329,886,000 Medium-Term Notes, Series A,
$620,114,000, Series B and $6,115,398,000 Series C have been issued.